Exhibit 99.1

News Release For Immediate Release

Curt Medeiros, President of OPTUM Advanced Data and Analytics at UnitedHealth Group, Joins Catasys as President and

Chief Operating Officer

Santa Monica, CA – December 3, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced the appointment of Mr. Curt Medeiros as President and Chief Operating Officer.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “Catasys is evolving from being the leading healthcare engagement company at the intersection of behaviorial health and chronic disease into an advanced technology company with proprietary AI capabilities that enable us to predict health conditions, recommend solutions, and engage broader populations in evidence-based programs that improve member health and save lives and lower costs. At this innovative time in our history, we are pleased to have Curt join our leadership team as President and Chief Operating Officer. During his nearly 10-year tenure at UnitedHealth Group, one of the largest healthcare companies in the world, Curt demonstrated his ability to design and execute growth strategies, improving all aspects of the business. We believe Curt will be an integral part of our success as Catasys continues on an increasingly accelerated growth trajectory entering 2020, enabling us to help even more people who experience unaddressed behavioral health conditions that worsen chronic medical disease. With our proprietary programs being powered by the Catasys PRETM platform and the continued strengthening of senior management with Curt’s arrival, we have great confidence in the innovative initiatives we have planned for next year.”

Mr. Medeiros stated, “I am thrilled to be joining Catasys and contributing my expertise in value-based care and big data analytics. I see Catasys PRE as a gamechanger for our customers and our shareholders and look forward to continuing to expand PRE’s analytic capabilities and value, so that our Care Coaches can serve even more members and improve their health and save more lives.”

Mr. Medeiros joins Catasys, bringing over 20 years of healthcare and life science experience across various strategic and operational roles. As President at Optum Analytics at UnitedHealth Group, Mr. Medeiros focused on creating novel collaboration opportunities that addressed health system challenges between payers, provider systems and Optum’s pharmaceutical, biotech and medical device clients with a goal of applying learnings from real-world data to drive improvements in patient outcomes, total cost of care and satisfaction. In his previous roles at Optum, he lead the Optum Life Sciences business, which drives client value by providing best in class real-world data, analytics, consulting and collaborations aimed at improving the health care system for all stakeholders.

Prior to Optum, Mr. Medeiros was a Senior Director at Merck Research Laboratories. He holds a bachelor’s degree in Chemical Engineering from MIT and an MBA from Harvard Business School.

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Mr. Peizer continued, “Rick Anderson, who has served as President and COO for over a decade, played a key role in establishing Catasys as the leading healthcare technology company focused on addressing behavioral health and chronic disease, and we thank him for his leadership. Rick will remain with the Company through our transition to the next phase of our growth initiatives.”

About Catasys, Inc.

Catasys, Inc. is a leading AI and technology-enabled healthcare company whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 27 states.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:  ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:  cfinley@catasys.com